Exhibit 99.1

Entravision Communications Corporation

Reconciliation of Consolidated Adjusted EBITDA to Cash Flows From Operating Activities

(In thousands; unaudited)

	Three-Month Period		Nine-Month Period
	Ended September 30,		Ended September 30,
	2017	2016	2017	2016
Consolidated adjusted EBITDA	$12,707	$17,841	$40,201	$48,623

Net revenue - FCC spectrum incentive auction	263,943	-	263,943	-
Expenses - FCC spectrum incentive auction	(14,234)	-	(14,234)	-
Interest expense	(3,756)	(3,894)	(11,084)	(11,619)
Interest income	256	71	475	196
Income tax expense	(96,167)	(4,035)	(100,185)	(9,421)
Amortization of syndication contracts	(93)	(99)	(311)	(289)
Payments on syndication contracts	85	87	300	270
Equity in net income (loss) of nonconsolidated affiliate	(107)		(175)	-
Non-cash stock based compensation included in direct operating expenses	(276)	(79)	(806)	(700)
Non-cash stock based compensation included in corporate expenses	(813)	(665)	(2,343)	(1,934)
Depreciation and amortization	(4,337)	(3,812)	(12,460)	(11,724)
Net income	157,208	5,415	163,321	13,402
Depreciation and amortization	4,337	3,812	12,460	11,724
Cost of revenue - television (spectrum usage rights)	12,131		12,131
Deferred income taxes	96,086	3,965	99,514	8,887
Amortization of debt issue costs	226	195	595	579
Amortization of syndication contracts	93	99	311	289
Payments on syndication contracts	(85)	(87)	(300)	(270)
Equity in net income (loss) of nonconsolidated affiliate	107		175	-
Non-cash stock based compensation	1,089	744	3,149	2,634
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(791)	221	12,790	5,804
(Increase) decrease in prepaid expenses and other assets	(383)	(569)	(1,830)	(952)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	130	684	(8,862)	(3,192)
Cash flows from operating activities	$270,148	$14,479	$293,454	$38,905

Consolidated adjusted EBITDA, as defined in our New Credit Agreement, means net income (loss) plus gain (loss) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation included in operating and corporate expenses, net interest expense, other income (loss), gain (loss) on debt extinguishment, income tax (expense) benefit, equity in net income (loss) of nonconsolidated affiliate, non-cash losses, syndication programming amortization less syndication programming payments, Spectrum Auction Revenue less related expenses, expenses associated with investments, acquisitions and dispositions and certain pro-forma cost savings. We use the term consolidated adjusted EBITDA because that measure is defined in our New Credit Agreement and does not include gain (loss) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation, net interest expense, other income (loss), gain (loss) on debt extinguishment, income tax (expense) benefit, equity in net income (loss) of nonconsolidated affiliate, non-cash losses, syndication programming amortization less syndication programming payments, Spectrum Auction Revenue less related expenses, expenses associated with investments, acquisitions and dispositions and certain pro-forma cost savings. While many in the financial community and we consider consolidated adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the United States of America, such as cash flows from operating activities, operating income and net income.  As consolidated adjusted EBITDA excludes non-cash gain (loss) on sale of assets, non-cash depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation expense, net interest expense, other income (loss), gain (loss) on debt extinguishment, income tax (expense) benefit, equity in net income (loss) of nonconsolidated affiliate, non-cash losses, syndication programming amortization less syndication programming payments, Spectrum Auction Revenue less related expenses, expenses associated with investments, acquisitions and dispositions and certain pro-forma cost savings, consolidated adjusted EBITDA has certain limitations because it excludes and includes several important financial line items.  Therefore, we consider both non-GAAP and GAAP measures when evaluating our business. Consolidated adjusted EBITDA is also used to make executive compensation decisions.